EXHIBIT 99.2

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES IDENTIFIES ADDITIONAL

$200 MILLION IN ANNUAL COST SAVINGS

HOUSTON, Sept. 2, 2004 - Continental Airlines (NYSE: CAL) today announced that it has identified approximately $200 million of additional annual pre-tax cost savings in order to further reduce the gap between revenue and expenses. These initiatives are the carrier's latest attempt to reduce its losses, without asking for wage and benefit concessions from its employee workgroups. Coupled with the carrier's previously announced revenue generation and cost savings initiatives, the total contribution of these efforts is expected to result in approximately $1.1 billion in pre-tax run-rate benefits.

"These are difficult times for all of us," said Gordon Bethune, Chairman and Chief Executive Officer. "We continue to struggle to identify additional ways to lower our costs as continued losses jeopardize our survival. Our employees are focused on ensuring our long-term viability. However, unless the revenue environment improves dramatically, we will need to reduce wages and benefits to compensate for the continued losses."

The cost savings items are expected to provide approximately $125 million of pre-tax benefits in 2005 and, when fully implemented by 2007, a run-rate annual pre-tax benefit of approximately $200 million.

These cost savings include a reduction of approximately 425 positions through staff reductions, attrition and the elimination of unfilled positions. A majority of these reductions involve management and clerical positions, and, together with earlier reductions in force, will

-more-

COST SAVINGS / Page 2

result in a 24 percent reduction in the carrier's management and clerical workforce since September 11, 2001. By comparison, over the same time period, most other work groups at Continental have been affected to a lesser extent since September 11, 2001: flight operations personnel have been reduced 14 percent, inflight personnel have been reduced 15 percent, mechanics have been reduced five percent, airport agents have been reduced 15 percent, and reservation agents have been reduced 26 percent.

Most of the staff reductions announced today will occur immediately, and do not include the 253 previously announced reservations position reductions.

The company will provide a package of separation benefits for affected employees. Additionally, the company will arrange job fairs and make other efforts to help affected employees transition to new positions outside the company.

In addition to staff reductions, Continental is continuing to negotiate savings from numerous suppliers, demonstrating that its best business partners are willing to continue to work with the company and support it in these difficult times.  The company is also continuing to pursue other savings initiatives, including a variety of fuel savings, facilities cost reductions, reductions in distribution costs, and technology-enabled productivity enhancements.

Continental Airlines is the world's sixth-largest airline with more than 2,900 daily departures throughout the Americas, Europe and Asia. Continental serves 149 domestic and 119 international destinations -- more than any other airline in the world -- and nearly 200 additional points are served via codeshare partner airlines. With 42,000 employees, the airline has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 51 million passengers per year. In 2004, Continental has earned awards and critical acclaim for both its

-more-

COST SAVINGS / Page 3

operation and its corporate culture. FORTUNE ranks Continental one of the 100 Best Companies to Work For in America, an honor it has earned for six consecutive years, and also ranks Continental as the top airline in its Most Admired Global Companies in 2004. The carrier won major awards at the 2004 OAG Airline of the Year Awards including "Airline of the Year," "Best Airline Based in North America" and "Best Executive/Business Class." For more company information, visit continental.com .

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2003 10-K and its other securities filings, which identify important matters such as terrorist attacks, domestic and international economic conditions, the significant cost of aircraft fuel, labor costs, competition and industry conditions including the demand for air travel, airline pricing environment and industry capacity decisions, and regulatory matters. In addition to the foregoing risks, there can be no assurance that the company will be able to achieve the targeted pre-tax contributions from the new cost-reducing initiatives, or the previously announced revenue-generating and cost-reducing initiatives, discussed in this press release, which will depend, among other matters, on customer acceptance, competitor actions, negotiations with third parties, identification of additional opportunities and other matters outside the company's control. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release.

###

CAL04085